Exhibit 99.1

Helen of Troy Limited Reports First Quarter Fiscal 2019 Results

●  Consolidated Net Sales Revenue Growth of 9.0%; Core Business Growth of 7.9%

●  GAAP Diluted Earnings Per Share (EPS) from Continuing Operations of $1.43

•	Adjusted Diluted EPS from Continuing Operations of $1.87

● Revises Fiscal 2019 GAAP Diluted EPS from Continuing Operations Outlook to $6.27 to $6.42

● Revises Fiscal 2019 Adjusted Diluted EPS from Continuing Operations Outlook to $7.45 to $7.70

●  Maintains Fiscal 2019 Consolidated Net Sales Outlook of $1.485 to $1.510 billion

El Paso, Texas, July 9, 2018 — Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home and beauty products, today reported results for the three-month period ended May 31, 2018. Following the divestiture of Healthy Directions on December 20, 2017, the Company no longer consolidates the Nutritional Supplements segment’s operating results. The former segment’s operating results are included in the Company’s financial statements and classified as discontinued operations for all periods presented.

Executive Summary – First Quarter of Fiscal 2019

•	Consolidated net sales revenue increase of 9.0%, including:
o	An increase in Leadership Brand net sales of approximately 14.7%
o	An increase in online channel net sales of approximately 30.3%
o	Core business growth of 7.9%
•

GAAP operating income of $43.3 million, or 12.2% of net sales, which includes $1.7 million in restructuring charges, compared to $30.6 million, or 9.4% of net sales, which included $4.0 million in pre-tax non-cash impairment charges, in the same period last year

•	Non-GAAP adjusted operating income growth of 30.4% to $55.5 million, or 15.6% of net sales, compared to $42.6 million, or 13.1% of net sales, in the same period last year
•

GAAP diluted EPS from continuing operations of $1.43, which includes $0.06 per share of restructuring charges, compared to GAAP diluted EPS from continuing operations of $1.00 in the same period last year, which included $0.13 per share of impairment charges

•	Non-GAAP adjusted diluted EPS from continuing operations growth of 32.6% to $1.87, compared to $1.41 in the same period last year
•	Net cash provided by operating activities declined $10.9 million primarily due to a $15 million settlement payment made during the quarter
•	Repurchased 407,025 shares of common stock in the open market during the quarter for $37.1 million

Julien R. Mininberg, Chief Executive Officer, stated: “We continue to see excellent momentum in the business, which led to a strong performance and a great start to our new fiscal year. Our strategic choices and ongoing productivity enhancements from the transformation plan are generating healthy results, with consolidated net sales increasing 9.0% and adjusted diluted EPS from continuing operations growing 32.6%. Investing in our Leadership Brands, our infrastructure and our people continues to pay off.   Our Leadership Brands grew 14.7% and our digital initiatives contributed to online sales growth of 30% in the quarter. We were particularly pleased to see healthy customer replenishment following the strong sell-through of our products in the prior quarter. This in turn helped maintain healthy inventory levels in our operation and at retail.  The sweeter mix of our Leadership Brands, the timing of marketing spend, and further efficiencies generated from our shared services initiatives contributed to higher adjusted operating margins in all three of our business segments.

During the quarter we also repurchased over 400,000 of our shares, the impact of which is now reflected in our revised annual EPS outlook.”

Mr. Mininberg continued: “To continue improving our shared services, Project Refuel has now expanded to include the realignment and streamlining of our supply chain structure, which we believe will help mitigate potential cost headwinds in the remainder of this fiscal year and further strengthen our profitability longer term. Our strategies are working and we remain confident in our ability to deliver growth and long-term shareholder value."

	Housewares	Health & Home	Beauty	Total
First quarter of fiscal 2018 sales revenue, net	$98,665	$148,289	$78,537	$325,491
Core business growth (decline)	18,246	12,383	(4,898)	25,731
Impact of foreign currency	392	2,759	306	3,457
Change in sales revenue, net	18,638	15,142	(4,592)	29,188
First quarter of fiscal 2019 sales revenue, net	$117,303	$163,431	$73,945	$354,679

Total net sales revenue growth	18.9%	10.2%	(5.8)%	9.0%
Core business	18.5%	8.4%	(6.2)%	7.9%
Impact of foreign currency	0.4%	1.9%	0.4%	1.1%

Operating margin (GAAP)
First quarter fiscal 2019	18.9%	12.0%	2.0%	12.2%
First quarter fiscal 2018	18.2%	9.6%	(2.0)%	9.4%
Adjusted operating margin (non-GAAP)
First quarter fiscal 2019	21.7%	15.3%	6.8%	15.6%
First quarter fiscal 2018	19.8%	12.2%	6.2%	13.1%

Consolidated Operating Results - First Quarter Fiscal 2019 Compared to First Quarter Fiscal 2018

•

Consolidated net sales revenue increased 9.0% to $354.7 million compared to $325.5 million, which includes a core business increase of 7.9% primarily due to growth in international sales, new product introductions,  an increase in domestic brick and mortar sales, and strong growth in online sales. The net sales increase also includes an increase of 1.1% from foreign currency fluctuations.  During the first quarter of fiscal 2019, the Company adopted the new revenue recognition accounting standard ASU 2014-09 “Revenue from Contracts with Customers”.  As a result, the Company reclassified certain expenses from SG&A to a reduction of net sales revenue.  Amounts in prior periods have been reclassified to conform with current period presentation. Please refer to Note 7 of the accompanying schedules to the press release for additional information.

•

Consolidated gross profit margin increased 0.9 percentage points to 41.3% compared to 40.4%. The increase in consolidated gross profit margin is primarily due to favorable product mix, growth in the Company’s Leadership Brands and the favorable impact of net foreign currency fluctuations. These factors were partially offset by unfavorable channel mix and an increase in promotional programs.

•

Consolidated SG&A as a percentage of sales decreased by 1.2 percentage points to 28.6% of net sales compared to 29.8%. The decrease is primarily due to improved distribution and logistics efficiency,  lower legal expense, lower amortization expense, lower media advertising expense, and the impact that higher overall net sales had on operating leverage. These factors were partially offset by higher personnel and share-based compensation expense and the unfavorable comparative impact of foreign currency exchange and forward contract settlements.

•

Operating income was $43.3 million, or 12.2% of net sales, compared to $30.6 million, or 9.4% of net sales, in the same period last year. Operating income for the first quarter of fiscal 2019 includes pre-tax restructuring charges of $1.7 million, compared to pre-tax non-cash asset impairment charges of $4.0 million in the same period last year. The combined effect of these items favorably impacted the year-over-year comparison of operating margin by 0.7 percentage points. The remaining improvement in consolidated operating margin primarily reflects a higher mix of Leadership Brand sales at a higher operating margin,  lower media advertising expense,  improved distribution and logistics efficiency, and the impact that higher overall net sales had on operating leverage. These factors were partially offset by higher personnel and share-based compensation expense and the unfavorable comparative impact of foreign currency exchange and forward contract settlements.

•

Our effective tax rate was 6.2%, which includes tax benefits totaling $1.1 million from the lapse in the statute of limitations related to uncertain tax positions and share-based compensation settlements.  This compares to an effective tax rate of (1.1)% in the same period last year, which includes tax benefits totaling $3.1 million from the lapse in the statute of limitations related to uncertain tax positions and share-based compensation settlements.

•

Income from continuing operations was $38.2 million, or $1.43 per diluted share on 26.6 million weighted average shares outstanding, compared to $27.3 million, or $1.00 per diluted share on 27.2 million weighted average diluted shares outstanding. Income from continuing operations for the first quarter of fiscal 2019 included after-tax restructuring charges of $1.6 million ($0.06 per share). This compares to after-tax non-cash asset impairment charges of $3.6 million ($0.13 per share) in the same period last year.

•

Loss from discontinued operations, net of tax, was ($0.4) million compared to ($21.4) in the same period last year. Diluted loss per share from discontinued operations was ($0.01) compared to ($0.79) in the same period last year.

•

Adjusted EBITDA (EBITDA excluding restructuring charges, non-cash asset impairment charges, and non‐cash share based compensation, as applicable) increased 28.6% to $59.4 million compared to $46.2 million in the same period last year.

On an adjusted basis for the first quarters of fiscal 2019 and 2018, excluding restructuring charges, non-cash asset impairment charges, non‐cash share based compensation, and non-cash amortization of intangible assets, as applicable:

•

Adjusted operating income was $55.5 million, or 15.6% of net sales, compared to $42.6 million, or 13.1% of net sales. The 2.5  percentage point increase in adjusted operating margin primarily reflects a higher mix of Leadership Brand sales at a higher operating margin, lower media advertising expense, improved distribution and logistics efficiency, and the impact that higher overall net sales had on operating leverage. These factors were partially offset by higher personnel expense and the unfavorable comparative impact of foreign currency exchange and forward contract settlements.

•

Adjusted income from continuing operations increased $11.5 million, or 30.1%, to $49.8 million, or $1.87 per diluted share, compared to $38.3 million, or $1.41 per diluted share. The 32.6% increase in adjusted diluted EPS from continuing operations primarily reflects the impact of higher adjusted operating income in all three of the Company’s business segments, lower interest expense and lower weighted average diluted shares outstanding year-over-year.

Segment Operating Results - First Quarter Fiscal 2019 Compared to First Quarter Fiscal 2018

Housewares net sales increased by 18.9% reflecting incremental distribution with existing domestic customers, an increase in online sales, new product introductions for both the Hydro Flask and OXO brands, an increase in sales into the club channel, an acceleration of Hydro Flask orders by retailers in advance of the Hydro Flask integration intothe Helen of Troy ERP system, and international growth. Segment net sales also benefitted from the favorable impact of net foreign currency fluctuations of approximately $0.4 million, or 0.4%. These factors were partially offset by lower store traffic and soft consumer spending at certain traditional brick and mortar retailers. GAAP operating margin was 18.9% compared to 18.2%. The increase in operating margin is primarily due to a higher mix of Hydro Flask sales at a higher operating margin, lower overall advertising expense, improved distribution and logistics efficiency, and the favorable impact of increased operating leverage from net sales growth. These factors were partially offset by unfavorable margin impact of sales into the club channel and the impact of restructuring charges. Segment adjusted operating income increased

29.9% to $25.4 million, or 21.7% of segment net sales, compared to $19.6 million, or 19.8% of segment net sales, in the same period last year.

Health & Home net sales increased 10.2% reflecting expanded international distribution and higher online sales.  Segment net sales also benefitted from the favorable impact of net foreign currency fluctuations of approximately $2.8 million, or 1.9%. These factors were partially offset by the unfavorable comparative impact from the retail fill-in of a new product introduction in the same period last year. GAAP operating margin was 12.0% compared to 9.6%. The increase in operating margin reflects a favorable margin mix, improved distribution and logistics efficiency, and increased operating leverage from net sales growth. These factors were partially offset by higher personnel and share-based compensation expense, the unfavorable comparative impact of foreign currency exchange and forward contract settlements, restructuring charges, and higher product liability expense. Segment adjusted operating income increased 37.9% to $25.0 million, or 15.3% of segment net sales, compared to $18.2 million, or 12.2% of segment net sales, in the same period last year.

Beauty net sales decreased 5.8% primarily reflecting a decline in brick and mortar, which more than offset continued momentum in the online channel.  Segment net sales were also impacted by the unfavorable comparison from the retail fill-in of new product introductions in the same period last year, as well as the impact from the rationalization of certain brands and products.    Segment net sales were favorably impacted by net foreign currency fluctuations of approximately $0.3 million, or 0.4%.  GAAP operating margin was 2.0% compared to (2.0)%. The first quarter of fiscal 2019 includes restructuring charges of $0.6 million, compared to asset impairment charges of $4.0 million in the same period last year, which had a combined favorable impact on the year-over-year comparison of operating margin of 4.3 percentage points. The remaining decline in operating margin is primarily due to less favorable sales mix, lower operating leverage, higher share-based compensation expense, and the unfavorable comparative impact of foreign currency exchange and forward contract settlements,  partially offset by improved distribution and logistics efficiency, lower media advertising expense and cost savings from Project Refuel. Segment adjusted operating income improved 3.9% to $5.0 million, or 6.8% of segment net sales, compared to $4.9 million, or 6.2% of segment net sales, in the same period last year.

Balance Sheet and Cash Flow Highlights - First Quarter Fiscal 2019 Compared to First Quarter Fiscal 2018

•	Cash and cash equivalents totaled $16.9 million, compared to $17.1 million
•	Total short- and long-term debt was $300.1 million, compared to $453.8 million, a net decrease of $153.7 million
•	Accounts receivable turnover was 62.6 days, compared to 60.4 days
•	Inventory was $256.3 million, compared to $304.9 million, a net decrease of 16.0%. Inventory turnover was 3.1 times compared to 2.8 times
•	Net cash provided by operating activities declined $10.9 million to $28.9 million primarily due to a settlement payment of $15 million made during the first quarter of fiscal 2019

Fiscal 2019 Annual Outlook

For fiscal 2019, the Company continues to expect consolidated net sales revenue in the range of $1.485 to $1.510 billion, which implies consolidated sales growth of 0.4% to 2.1% after accounting for the expected impact from the adoption of ASU 2014-09 “Revenue from Contracts with Customers” (Revenue Recognition Standard) in fiscal 2019 with conforming reclassifications to fiscal 2018.  Please refer to the table entitled

“Fiscal Year 2019 Outlook for Net Sales Revenue After Adoption of Revenue Recognition Standard” in the accompanying tables to this press release for additional information.

The Company’s net sales outlook assumes the severity of the cough/cold/flu season will be in line with historical averages, which unfavorably impacts the year-over-year comparison by 1.1%. The Company’s net sales outlook also assumes that June 2018 foreign currency exchange rates will remain constant for the remainder of the fiscal year. Finally, the Company’s net sales outlook reflects the following expectations by segment:

•	Housewares net sales growth in the mid-single digits;
•	Health & Home net sales growth in the low-single digits, with an unfavorable impact of approximately 2.5% from the average cough/cold/flu season assumption; and
•	Beauty net sales decline in the low- to mid-single digits.

Reflecting the impact of share repurchases in the first quarter of fiscal 2019, the Company now expects consolidated GAAP diluted EPS from continuing operations of $6.27 to $6.42  and non-GAAP adjusted diluted EPS from continuing operations in the range of $7.45 to $7.70, which excludes any asset impairment charges, restructuring charges, share-based compensation expense and intangible asset amortization expense.

The Company continues to expect the year-over-year comparison of adjusted diluted EPS from continuing operations to be impacted by an expected increase in growth investments in support of the Company’s Leadership Brands of 14% to 18% in fiscal 2019.  The year-over-year comparison is also unfavorably impacted by approximately $0.12 to $0.14 from the average cough/cold/flu season assumption and approximately $0.15 from fiscal 2018 tax benefits that are not expected to repeat in fiscal 2019.

The Company’s diluted EPS from continuing operations outlook assumes that June 2018 foreign currency exchange rates will remain constant for the remainder of the fiscal year. The diluted earnings per share outlook is based on an updated estimated weighted average diluted shares outstanding of 26.6 million.

The Company continues to expect net cash provided by operating activities growth in the range of 10% to 12% for fiscal 2019. The Company expects capital expenditures in the range of $30.0 million to $35.0 million, which includes approximately $15.0 million in expected leasehold improvements from multiple office relocations not expected to repeat in the near future.

As previously announced, the Company has initiated Project Refuel, which is now targeting annualized profit improvement of approximately $8.0 million to $10.0 million over the duration of the plan. During the first quarter of fiscal 2019, the Company expanded Project Refuel to include the realignment and streamlining of its supply chain structure. The plan is estimated to be completed by the first quarter of fiscal 2020, and the Company now expects to incur total cumulative restructuring charges in the range of $4.0 million to $5.5 million over the period of the plan.

The Company continues to expect a reported GAAP effective tax rate range of 8.9% to 10.9%, and an adjusted effective tax rate range of 8.3% to 10.3% for the full fiscal year 2019.  The Company’s outlook assumes that tax benefits of approximately $4.1 million recorded in fiscal 2018 will not repeat in fiscal 2019, which unfavorably impacts the year over year tax rate comparison by approximately 2.1 percentage points. Please refer to the schedule entitled “Effective Tax Rate (GAAP) and Adjusted Effective Tax Rate (Non-GAAP)” in the accompanying tables to this press release.

The likelihood and potential impact of any fiscal 2019 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Monday, July 9, 2018. Investors and analysts interested in participating in the call are invited to dial (800) 239-9838 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at:  http://investor.hotus.com/. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on July 9, 2018 until 11:59 p.m. Eastern Time on July 16, 2018 and can be accessed by dialing (844) 512-2921 and entering replay pin number 5493473. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as Leadership Brand net sales, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s condensed consolidated statements of income. All references to our continuing operations exclude the Nutritional Supplements segment.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Vicks, Braun, Honeywell, PUR, and Hot Tools. All trademarks herein belong to Helen of Troy Limited (or its affiliates) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.hotus.com/

Forward Looking Statements

Certain written and oral statements made by our Company and subsidiaries of our Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that we expect or anticipate will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and assumptions, but there can be no assurance that we will realize our expectations or that our assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, we caution readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2018, and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, the costs of complying with the business demands and requirements of large sophisticated customers, our relationships with key customers and licensors, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, our dependence on sales to several large customers and the risks associated with any loss or substantial decline in sales to top customers, expectations regarding any proposed restructurings, our recent and future acquisitions or divestitures, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses or separate divested businesses, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the retention and recruitment of key personnel, foreign currency exchange rate fluctuations, disruptions in U.S., U.K., Eurozone, and other international credit markets, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, labor and energy on cost of goods sold and certain operating expenses, the geographic concentration and peak season capacity of certain U.S. distribution facilities increases our exposure to significant shipping disruptions and added shipping and storage costs, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, trade barriers, exchange controls, expropriations, and other risks associated with U.S. and foreign operations, the risks to our liquidity as a result of changes to capital market conditions and other constraints or events that impose constraints on our cash resources and ability to operate our business, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the risks associated with product recalls, product liability, other claims, and related litigation against us, the risks associated with accounting for tax positions, tax audits and related disputes with taxing authorities, the risks of potential changes in laws in the U.S. or abroad, including tax laws, regulations or treaties, employment and health insurance laws and regulations, and laws relating to environmental policy, personal data, financial regulation, transportation policy and infrastructure policy along with the costs and complexities of compliance with such laws, and our ability to continue to avoid classification as a controlled foreign corporation. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:

Helen of Troy Limited

Anne Rakunas, Director,  External Communications

(915) 225-4841

ICR, Inc.

Allison Malkin, Sr. Managing Director

(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended May 31,
	2018		2017
Sales revenue, net	$354,679	100.0%	$325,491	100.0%
Cost of goods sold	208,121	58.7%	193,921	59.6%
Gross profit	146,558	41.3%	131,570	40.4%

Selling, general and administrative expense ("SGA")	101,506	28.6%	96,987	29.8%
Asset impairment charges	-	-%	4,000	1.2%
Restructuring charges (3)	1,725	0.5%	-	-%
Operating income	43,327	12.2%	30,583	9.4%

Nonoperating income, net	75	-%	166	0.1%
Interest expense	(2,687)	(0.8)%	(3,725)	(1.1)%
Income before income tax	40,715	11.5%	27,024	8.3%

Income tax expense (benefit)	2,542	0.7%	(284)	(0.1)%
Income from continuing operations	38,173	10.8%	27,308	8.4%

Loss from discontinued operations, net of tax	(381)	(0.1)%	(21,440)	(6.6)%
Net income	$37,792	10.7%	$5,868	1.8%

Earnings (loss) per share - diluted:
Continuing operations	$1.43		$1.00
Discontinued operations	(0.01)		(0.79)
Total earnings per share - diluted	$1.42		$0.22

Weighted average shares of common stock used in computing diluted earnings per share	26,614		27,245

Consolidated and Segment Net Sales, Operating Margin and Adjusted Operating Margin (non-GAAP)(1)

(Unaudited)

(in thousands)

	Housewares	Health & Home	Beauty	Total
First quarter of fiscal 2018 sales revenue, net	$98,665	$148,289	$78,537	$325,491
Core business growth (decline)	18,246	12,383	(4,898)	25,731
Impact of foreign currency	392	2,759	306	3,457
Change in sales revenue, net	18,638	15,142	(4,592)	29,188
First quarter of fiscal 2019 sales revenue, net	$117,303	$163,431	$73,945	$354,679

Total net sales revenue growth	18.9%	10.2%	(5.8)%	9.0%
Core business	18.5%	8.4%	(6.2)%	7.9%
Impact of foreign currency	0.4%	1.9%	0.4%	1.1%

Operating margin (GAAP)
First quarter fiscal 2019	18.9%	12.0%	2.0%	12.2%
First quarter fiscal 2018	18.2%	9.6%	(2.0)%	9.4%
Adjusted operating margin (non-GAAP)
First quarter fiscal 2019	21.7%	15.3%	6.8%	15.6%
First quarter fiscal 2018	19.8%	12.2%	6.2%	13.1%

Leadership Brand Net Sales Revenue (1) (2)

(Unaudited)
(in thousands)

	Three Months Ended May 31,
	2018	2017
Leadership Brand sales revenue, net	$280,759	$244,845
All other sales revenue, net	73,920	80,646
Total sales revenue, net	$354,679	$325,491

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information (6)

(Unaudited)

(in thousands)

	May 31,
	2018	2017
Balance Sheet:
Cash and cash equivalents	$16,929	$17,106
Receivables, net	255,674	212,419
Inventory, net	256,268	304,949
Total assets, current	543,968	546,755
Total assets	1,602,974	1,606,866
Total liabilities, current	258,863	285,433
Total long-term liabilities	320,414	454,955
Total debt	300,123	453,841
Consolidated stockholders' equity	1,023,697	1,024,439

Liquidity:
Working capital	$285,105	$261,322

	Three Months Ended May 31,
	2018	2017
Cash Flow:
Depreciation and amortization	$7,982	$8,341
Net cash provided by operating activities	28,911	39,836
Capital and intangible asset expenditures	4,182	4,082
Net debt proceeds (repayments)	10,000	(32,100)
Payments for repurchases of common stock	37,067	-

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income  (Loss)
to Adjusted Operating Income (non-GAAP)(1)

(Unaudited)

(in thousands)

	Three Months Ended May 31, 2018
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$22,183	18.9%	$19,657	12.0%	$1,487	2.0%	$43,327	12.2%
Restructuring charges (3)	760	0.6%	358	0.2%	607	0.8%	1,725	0.5%
Subtotal	22,943	19.6%	20,015	12.2%	2,094	2.8%	45,052	12.7%
Amortization of intangible assets	474	0.4%	2,704	1.7%	943	1.3%	4,121	1.2%
Non-cash share-based compensation	1,986	1.7%	2,326	1.4%	2,012	2.7%	6,324	1.8%
Adjusted operating income (non-GAAP)	$25,403	21.7%	$25,045	15.3%	$5,049	6.8%	$55,497	15.6%

	Three Months Ended May 31, 2017
	Housewares		Health & Home		Beauty		Total
Operating income (loss), as reported (GAAP)	$17,936	18.2%	$14,244	9.6%	$(1,597)	(2.0)%	$30,583	9.4%
Asset impairment charges	-	-%	-	-%	4,000	5.1%	4,000	1.2%
Subtotal	17,936	18.2%	14,244	9.6%	2,403	3.1%	34,583	10.6%
Amortization of intangible assets	644	0.7%	2,786	1.9%	1,418	1.8%	4,848	1.5%
Non-cash share-based compensation	971	1.0%	1,128	0.8%	1,039	1.3%	3,138	1.0%
Adjusted operating income (non-GAAP)	$19,551	19.8%	$18,158	12.2%	$4,860	6.2%	$42,569	13.1%

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment(1)

(Unaudited)

(in thousands)

	Three Months Ended May 31, 2018
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$22,183	$19,657	$1,487	$43,327
Depreciation and amortization, excluding amortized interest	1,484	4,148	2,350	7,982
Nonoperating income, net	-	-	75	75
EBITDA (non-GAAP)	23,667	23,805	3,912	51,384
Add: Restructuring charges (3)	760	358	607	1,725
Non-cash share-based compensation	1,986	2,326	2,012	6,324
Adjusted EBITDA (non-GAAP)	$26,413	$26,489	$6,531	$59,433

	Three Months Ended May 31, 2017
	Housewares	Health & Home	Beauty	Total
Operating income (loss), as reported (GAAP)	$17,936	$14,244	$(1,597)	$30,583
Depreciation and amortization, excluding amortized interest	1,427	4,138	2,776	8,341
Nonoperating income, net	-	-	166	166
EBITDA (non-GAAP)	19,363	18,382	1,345	39,090
Add: Non-cash asset impairment charges	-	-	4,000	4,000
Non-cash share-based compensation	971	1,128	1,039	3,138
Adjusted EBITDA (non-GAAP)	$20,334	$19,510	$6,384	$46,228

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Income and Diluted Earnings Per Share  (“EPS”) from Continuing Operations to Adjusted Income and Adjusted EPS from Continuing Operations (non-GAAP)(1)

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended May 31, 2018
	Income from Continuing Operations			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$40,715	$2,542	$38,173	$1.53	$0.10	$1.43
Restructuring charges (3)	1,725	142	1,583	0.06	0.01	0.06
Subtotal	42,440	2,684	39,756	1.59	0.10	1.49
Amortization of intangible assets	4,121	135	3,986	0.15	0.01	0.15
Non-cash share-based compensation	6,324	269	6,055	0.24	0.01	0.23
Adjusted (non-GAAP)	$52,885	$3,088	$49,797	$1.99	$0.12	$1.87

Weighted average shares of common stock used in computing diluted EPS						26,614

	Three Months Ended May 31, 2017
	Income from Continuing Operations			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$27,024	$(284)	$27,308	$0.99	$(0.01)	$1.00
Asset impairment charges	4,000	418	3,582	0.15	0.02	0.13
Subtotal	31,024	134	30,890	1.14	0.01	1.13
Amortization of intangible assets	4,848	249	4,599	0.18	0.01	0.17
Non-cash share-based compensation	3,138	339	2,799	0.12	0.01	0.10
Adjusted (non-GAAP)	$39,010	$722	$38,288	$1.43	$0.03	$1.41

Weighted average shares of common stock used in computing diluted EPS						27,245

HELEN OF TROY LIMITED AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Diluted Earnings Per Share  (“EPS”) from Continuing Operations(1)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended May 31, 2018
	As Reported				Adjusted
	(GAAP)		Adjustments		(Non-GAAP)

Sales revenue, net	$354,679	100.0%	$-		$354,679	100.0%
Cost of goods sold	208,121	58.7%	-		208,121	58.7%
Gross profit	146,558	41.3%	-		146,558	41.3%

SG&A	101,506	28.6%	(4,121)	(4)	91,061	25.7%
			(6,324)	(5)
Asset impairment charges	-	-%	-		-	-%
Restructuring charges (3)	1,725	0.5%	(1,725)	(3)	-	-%
Operating income	43,327	12.2%	12,170		55,497	15.6%

Nonoperating income, net	75	-%	-		75	-%
Interest expense	(2,687)	(0.8)%	-		(2,687)	(0.8)%
Income before income tax	40,715	11.5%	12,170		52,885	14.9%

Income tax expense	2,542	0.7%	546		3,088	0.9%
Income from continuing operations	38,173	10.8%	11,624		49,797	14.0%

Diluted EPS from continuing operations	$1.43		$0.44		$1.87

Weighted average shares of common stock used in computing diluted EPS	26,614				26,614

	Three Months Ended May 31, 2017
	As Reported				Adjusted
	(GAAP)		Adjustments		(Non-GAAP)

Sales revenue, net (7)	$325,491	100.0%	$-		$325,491	100.0%
Cost of goods sold	193,921	59.6%	-		193,921	59.6%
Gross profit	131,570	40.4%	-		131,570	40.4%

SG&A (7)	96,987	29.8%	(4,848)	(4)	89,001	27.3%
			(3,138)	(5)
Asset impairment charges	4,000	1.2%	(4,000)		-	-%
Operating income	30,583	9.4%	11,986		42,569	13.1%

Nonoperating income, net	166	0.1%	-		166	0.1%
Interest expense	(3,725)	(1.1)%	-		(3,725)	(1.1)%
Income before income tax	27,024	8.3%	11,986		39,010	12.0%

Income tax expense (benefit)	(284)	(0.1)%	1,006		722	0.2%
Income from continuing operations	27,308	8.4%	10,980		38,288	11.8%

Diluted EPS from continuing operations	$1.00		$0.40		$1.41

Weighted average shares of common stock used in computing diluted EPS	27,245				27,245

HELEN OF TROY LIMITED AND SUBSIDIARIES

Fiscal 2019 Outlook for Net Sales Revenue After Adoption of Revenue Recognition Standard

(Unaudited)

(in thousands)

	Fiscal 2018	Outlook for Fiscal 2019
Net sales revenue prior to adoption	$1,489,747	$1,498,000	-	$1,523,000
Reclassification of expense from SG&A to net sales revenue	(10,901)	(13,000)	-	(13,000)
Expected net sales revenue after adoption	$1,478,846	$1,485,000	-	$1,510,000

Fiscal 2019 net sales revenue growth after adoption		0.4%	-	2.1%

Reconciliation of Fiscal 2019 Outlook for GAAP Diluted Earnings Per Share (“EPS”) from Continuing Operations to Adjusted Diluted EPS from Continuing Operations (non-GAAP) (1)

(Unaudited)

	Three Months Ended May 31, 2018	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2019
Diluted EPS from continuing operations, as reported (GAAP)	$1.43	$4.84	-	$4.99	$6.27	-	$6.42
Restructuring charges, net of tax	0.06	0.02	-	0.07	0.08	-	0.13
Subtotal	1.49	4.86	-	5.06	6.35	-	6.55
Amortization of intangible assets, net of tax	0.15	0.35	-	0.35	0.50	-	0.50
Non-cash share-based compensation, net of tax	0.23	0.37	-	0.42	0.60	-	0.65
Adjusted diluted EPS from continuing operations (non-GAAP)	$1.87	$5.58	-	$5.83	$7.45	-	$7.70

Effective Tax Rate (GAAP) and Adjusted Effective Tax Rate (Non-GAAP)(1)

(Unaudited)

	Three	Outlook for the
	Months Ended	Balance of
	May 31,	the Fiscal Year
	2018	(Nine Months)			Outlook Fiscal 2019
Effective tax rate, as reported (GAAP)	6.2%	9.6%	-	12.2%	8.9%	-	10.9%
Restructuring charges	0.1%	0.1%	-	0.1%	0.1%	-	0.1%
Subtotal	6.3%	9.7%	-	12.3%	9.0%	-	11.0%
Amortization of intangible assets	(0.3)%	(0.4)%	-	(0.4)%	(0.4)%	-	(0.4)%
Non-cash share based compensation	(0.2)%	(0.3)%	-	(0.3)%	(0.3)%	-	(0.3)%
Adjusted effective tax rate	5.8%	9.0%	-	11.6%	8.3%	-	10.3%

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)

This press release contains non-GAAP financial measures. Leadership Brand net sales revenue, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. We believe that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges on net income and earnings per share. We also believe that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. We further believe that including the excluded charges would not accurately reflect the underlying performance of the Company’s continuing operations for the period in which the charges are incurred, even though such charges may be incurred and reflected in the Company’s GAAP financial results in the near future. Additionally, the non-GAAP financial measures are used by management for measuring and evaluating the Company’s performance. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)	Leadership Brand net sales consists of revenue from the OXO, Honeywell, Braun, PUR, Hydro Flask, Vicks and Hot Tools brands.
(3)	Charges incurred in conjunction with the Company’s restructuring plan (Project Refuel) for the three months ended May 31, 2018, with no comparable charges in the same period last year.
(4)	Amortization of intangible assets.
(5)	Non-cash share-based compensation.
(6)	Amounts presented are from continuing operations with the exception of stockholders’ equity, which is presented on a consolidated basis and includes discontinued operations.
(7)	We adopted ASU 2014-09 in the first quarter of fiscal 2019 and have reclassified amounts in the prior year’s statement of income to conform to the current period’s presentation, as follows:

	Before Reclassification		After Reclassification
	Three Months		Three Months
	Ended May 31,		Ended May 31,
Statement of Income (in thousands)	2017	Reclassification	2017
Sales revenue, net (1)	$327,986	$(2,495)	$325,491
SG&A (1)	$99,482	$(2,495)	$96,987